EXHIBIT 3.1
FELDMAN MALL PROPERTIES, INC.
ARTICLES SUPPLEMENTARY
2,000,000 SHARES
6.85% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
          FELDMAN MALL PROPERTIES, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s charter (as amended and restated by Articles of Amendment and Restatement, the “Charter”), the Board of Directors (the “Board”) by resolutions duly adopted on April 10, 2007, classified and designated 2,000,000 shares of the unissued preferred stock, par value $.01 per share, of the Corporation, as 6.85% Series A Cumulative Convertible Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
          SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, are as follows:
          Section 1. Designation and Amount.
          The shares of the series will be designated 6.85% Series A Cumulative Convertible Preferred Stock (“Series A Stock”). The total number of authorized shares of the series will be 2,000,000 shares.

          Section 2. Dividends and Distributions; Convertibility Approval.
          (a) Holders of shares of Series A Stock will be entitled to receive cash dividends at a rate per annum of 6.85% (subject to possible increase in accordance with Section 5(a) hereof) of the $25.00 Liquidation Preference per share of Series A Stock, payable quarterly on the same dates that dividends are paid on the Corporation’s Common Stock, which dividends are typically paid on the 15th calendar day following the end of a calendar quarter (April 15th, July 15th, October 15th and January 15th of each year) beginning July 15th, 2007 (each a “Dividend Payment Date”), but only when, as and if the Board of Directors authorizes and the Corporation declares those dividends out of funds legally available for the payment of the dividends. The dividend will accrue daily on the basis of a 365-day year of twelve calendar months, whether or not the Corporation has earnings or surplus, and the dividend payable to the holder of a share of Series A Stock on the first Dividend Payment Date after the share is issued will be the accrued dividend from the day the share is issued to the Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payment due on that Dividend Payment Date will be paid on the Business Day immediately following that Dividend Payment Date. As used with regard to the Series A Stock, the term “Business Day” means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business.
          (b) Each dividend will be payable to holders of record of the Series A Stock on the relevant record dates, which, unless otherwise provided by the Corporation with respect to any distribution, will be the March 31, June 30, September 30 or December 31, as applicable, prior to the relevant Dividend Payment Date.
          (c) Unless and until all accumulated dividends on the Series A Stock under Subparagraph 2(a) through the last preceding Dividend Payment Date have been paid, the Corporation may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock or other non-monetary dividends), or set aside any funds or assets for payment or distribution, with regard to any Junior Shares or (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares. As used with regard to the Series A Stock, the term “Junior Shares” means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Stock are prior in rank.
          (d) While any shares of Series A Stock are outstanding, the Corporation may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with the Series A Stock as to payment of dividends unless at least a proportionate payment is made or set aside for payment with regard to all accumulated dividends on the Series A Stock. A payment of dividends with regard to the Series A Stock will be proportionate to a payment of a dividend with regard to another class or series of stock if the dividend per share of Series A Stock is the same percentage of the accumulated dividends payable with regard to a share of Series A Stock that the dividend paid with regard to a share of stock of the other class or series is of the accumulated dividends payable with regard to a share of stock of that other class or series.
          Section 3. Voting Rights; Series A Board Member(s).
          (a) Subject to Subparagraph 6(a) below, the only voting rights which the holders of Series A Stock will have are as follows:
               (i) At all times during which Series A Stock is outstanding, the holders of the Series A Stock, voting as a separate class, will have the right to elect one person (the “Series A Board Member”) to serve as a director of the Corporation, to be in addition to the directors elected by the holders of any class or series of stock of the Corporation other than the Series A Stock voting as a separate class; provided, that no person elected by the holders of the Series A Stock shall be qualified to serve as the Series A Board Member unless approved by the Board, acting reasonably. The Board has approved and the Corporation and the initial holder of Series A Stock have agreed that Thomas H. McAuley shall initially serve as the Series A Board Member. Mr. McAuley shall serve for the same term length as all other board members and may be reelected or replaced as the Series A Board Member following a vote at the Corporation’s annual meeting by the holders of the Series A Stock voting as a separate class and subject to the approval of Mr. McAuley or such replacement Series A Board Member by the Board, acting reasonably. In the event that the Board rejects the election of a Series A Board Member by the holders of the Series A Stock, the holders of the Series A Stock shall provide the Board with a list of three proposed designees. The Board shall reasonably promptly select one of such designees and only such person selected by the Board from such list of three designees proposed by the holders of the Series A Stock shall be qualified to serve as a Series A Board Member. The term of any Series A Board Member who fails to meet any qualification set forth herein will automatically terminate. The right of the holders of the Series A Stock to elect a director under this Subparagraph 3(a)(i), and the term of any director elected through exercise of that right, will automatically terminate, and the number of directors will automatically be reduced by one director, when there no longer are shares of Series A Stock outstanding.
               (ii) At any time on and after the occurrence of a Specified Default, the holders of the Series A Stock, voting as a separate class, will have the right to elect one additional Series A Board Member, to be in addition to the existing Series A Board Member and the directors elected by the holders of any class or series of stock of the Corporation other than the Series A Stock voting as a separate class. No more than one Series A Board Member may be elected pursuant to this Subparagraph 3(a)(ii), regardless of the number of Specified Defaults that may have occurred at any time and from time to time. The right of the holders of the Series A Stock to elect an additional Series A Board Member under this Subparagraph 3(a)(ii), and the term of any director elected through exercise of that right, shall not accrue unless and until a Specified Default has occurred and such election right will automatically terminate, and the number of directors will automatically be reduced, when there no longer are shares of Series A Stock outstanding. For the purposes of this Subparagraph, the following terms have the meanings indicated:
     “Dividend Default” means that dividends due with regard to the Series A Stock on two quarterly Dividend Payment Dates (whether or not consecutive) have not been paid.
     “Financial Covenant Default” means that the Corporation has failed to satisfy the requirements of Section 6(a) hereof with respect to Financial Covenants as of a Measurement Date (as defined in Section 6(a)); provided that, during the continuation of a Financial Covenant Default, the unsatisfied Financial Covenant shall be retested as of the last day of each succeeding quarter (upon public release of the unaudited interim financial statements for such successive quarterly date) and, if such Financial Covenant is then satisfied, the Financial Covenant Default arising thereby shall immediately discontinue.
     “Financial Covenants” means the Capitalization Ratio and the Fixed Charge Coverage Ratio (each as defined in Section 6(a)).
     “Specified Default” means a Dividend Default and/or a Financial Covenant Default.
               (iii) Unless there are sufficient vacancies on the Board of Directors (or sufficient vacancies are created by resignations of directors or otherwise) to permit the holders of the Series A Stock to elect a Series A Board Member under Subparagraph 3(a)(i) and, if applicable, 3(a)(ii), the number of directors constituting the entire Board of Directors will automatically increase when the holders of the Series A Stock become entitled to elect a Series A Board Member in order to permit election of that director. The Corporation will take all steps which are necessary so that the election by the holders of the Series A Stock under this Subparagraph will not increase the number of directors constituting the entire Board above the maximum number permitted by the Corporation’s Charter or By-laws.
               (iv) Whenever the holders of the Series A Stock have the right under Subparagraph 3(a)(i) and, if applicable, 3(a)(ii), to elect a Series A Board Member, the holders of the Series A Stock may exercise that right either at a special meeting of the holders of the Series A Stock or at an annual meeting of the stockholders of the Corporation held for the purpose of electing directors.
               (v) At any time when the holders of the Series A Stock have the right under Subparagraph 3(a)(i) and, if applicable, 3(a)(ii), to elect a Series A Board Member, but have not done so, the Secretary of the Corporation will, upon the written request of the holders of record of at least 10% of the outstanding shares of Series A Stock, call a special meeting of the holders of the Series A Stock for the purpose of electing a director of the Corporation. That meeting will be held at the earliest practicable date upon the notice required for annual meetings of stockholders of the Corporation (or such shorter notice as is permitted by law and agreed to in writing by the holders of all the outstanding Series A Stock before or within ten days after the meeting) at the place specified in the request for a meeting, or if there is none, at a place in New York State designated by the Secretary of the Corporation. If the meeting has not been called within thirty days after delivery of the written request to the Secretary of the Corporation, or within thirty-five days after the request is mailed by registered mail, addressed to the Secretary of the Corporation at the Corporation’s principal office, the holders of record of at least 10% of the outstanding shares of Series A Stock may designate in writing one of their number to call the meeting at the expense of the Corporation, and the meeting may be called by that person upon the notice required for annual meetings of stockholders (or such shorter notice as is permitted by law and agreed to in writing by the holders of all the outstanding Series A Stock before or within ten days after the meeting). Any holder of Series A Stock will have access to the stock books of the Corporation relating to the Series A Stock for the purpose of causing a meeting of stockholders to be called in accordance with this Subparagraph 3(a)(v).
               (vi) A Series A Board Member elected in accordance with Subparagraph 3(a)(i) or Subparagraph 3(a)(ii) will serve until the next annual meeting of stockholders of the Corporation or until his or her successor is elected and qualifies, except that when the right of the holders of the Series A Stock to elect a director under the applicable Subparagraph terminates, the term of office of the person elected under that Subparagraph by the holders of the Series A Stock will automatically terminate, and the number of directors constituting the entire Board will automatically be reduced to eliminate the effect of any increase made in accordance with Subparagraph 3(a)(iii).
          (b) While any shares of Series A Stock are outstanding, the Corporation will not, directly or indirectly, or through a merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent of the holders of more than 66-2/3% of the outstanding shares of Series A Stock, (i) create any class or series of stock (or debt convertible into such stock) ranking prior to the Series A Stock either as to dividends or upon liquidation, (ii) amend, alter or repeal any of the provisions of the Charter of the Corporation, including these Articles Supplementary, so as to affect materially and adversely the preferences, special rights or powers of the Series A Stock, (iii) authorize any reclassification of the Series A Stock, (iv) require the exchange of Series A Stock for other securities (whether or not issued by the Corporation) or assets or (v) increase the number of authorized shares of capital stock of the Corporation.
          Section 4. Liquidation.
               Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Stock will be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares, an amount equal to (i) $25.00 per share

(the “Liquidation Preference”) plus (ii) all dividends which have become due but have not been paid (“accumulated unpaid dividends”), and all accrued but not yet due dividends, with regard to the Series A Stock to the date of final distribution (whether or not earned or declared); provided that the Liquidation Preference shall be $25.50 in the event that the Corporation is liquidated or sold prior to June 30, 2009. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series A Stock and of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock will be distributed to the holders of the Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Liquidation Preference and accumulated unpaid dividends and accrued dividends to which holders of Series A Stock are entitled, the holders of Series A Stock will not be entitled to any further distribution of assets of the Corporation. For the purposes of this Section, a consolidation or merger of the Corporation with another entity (other than the Corporation merging with an affiliate of the Corporation for the sole purpose and with the sole effect of reincorporating the Corporation in another jurisdiction within the United States), or a sale or transfer of all or substantially all of the Corporation’s assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Stock shall not be added to the Corporation’s total liabilities.
          Section 5. Conversion Into Common Stock; Increased Dividend Rates.
          (a) The Corporation shall make reasonable efforts to obtain a stockholder vote to approve the convertibility (the “Convertibility Approval”) of the Series A Stock described below in this Section, beginning with using all reasonable efforts to present the convertibility of the Series A Stock to its common stockholders at the first annual meeting of stockholders immediately subsequent to the initial issuance of the Series A Stock. If the Convertibility Approval is not obtained, the Corporation shall submit such approval at each subsequent annual meeting of stockholders for as long as shares of the Series A Stock remain outstanding. In the event that Convertibility Approval has not been obtained prior to June 1, 2008, the rate on the Series A Stock shall be increased to 7.85% on June 1, 2008 and the rate shall be increased on each 12 month anniversary thereafter, until June 1, 2010 at which time the rate shall be capped at 9.85%. In the event that Convertibility Approval is obtained at any time, the rate shall revert to 6.85% on the day following the stockholder meeting at which Convertibility Approval has been obtained. In addition to the foregoing, in the event that dividends due with regard to the Series A Stock on four quarterly Dividend Payment Dates (whether or not consecutive) have not been paid, the foregoing rates on the Series A Stock shall be permanently increased by 1.00% per annum.
          (b) If the Convertibility Approval has been obtained, each holder of shares of Series A Stock will have the right at any time after June 30, 2009, at such holder’s option, to convert all or any of the shares of Series A Stock held of record by the holder into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to (i) the Liquidation Preference of the shares surrendered for conversion divided by (ii) the Conversion Price (as defined in Subparagraph 5(e)), or such other securities or assets as the holder is entitled to receive in accordance with Subparagraph 5(e); provided, however, that the right to convert shares tendered for redemption pursuant to Section 8 will terminate when the certificates representing the shares are surrendered for redemption, unless the shares are not redeemed as required by Section 8.
          (c) In order to exercise the conversion privilege, the holder of each share of Series A Stock to be converted must surrender the certificate representing that share to the conversion agent for the Series A Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series A Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that that tax has been paid.
               (i) Each conversion will be at the Conversion Price in effect at the close of business on the day when all applicable conditions in Section 5 have been satisfied.
               (ii) The holders of record of shares of Series A Stock surrendered for conversion will be entitled to receive, in addition to the shares of Common Stock or other assets to which they are entitled by reason of Paragraphs (a) and (d) of this Section, a sum equal to all accumulated dividends due to have been paid with regard to the surrendered shares on all Dividend Payment Dates prior to the date of surrender which have not been paid. If shares are surrendered between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date, the dividend with respect to those shares will be payable on the Dividend Payment Date to the holder of record of the shares on the dividend payment Record Date notwithstanding the surrender of the shares for conversion after the dividend payment Record Date and prior to the Dividend Payment Date. Except as provided in Subparagraph 5(b)(i) and in this Subparagraph, the Corporation will make no payment or adjustment for accumulated unpaid dividends or accrued dividends on shares of Series A

Stock, whether or not in arrears, on conversion of those shares, or for dividends on the shares of Common Stock issued upon the conversion (i.e. the holder of Series A Stock will be entitled to only one dividend payment).
               (iii) As promptly as practicable after the surrender by a holder of certificates representing shares of Series A Stock in accordance with this Subparagraph 5(b), the Corporation will issue and will deliver to the holder at the office of the conversion agent, or as otherwise directed in writing by the holder, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares of Series A Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Subparagraph 5(c).
               (iv) Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which all the conditions specified in Subparagraph 5(c)(i) have been satisfied, and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at that time. All shares of Common Stock delivered upon conversion of Series A Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Stock for conversion and compliance with all the other requirements of Subparagraph 5(c)(i), the shares represented by those certificates will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets to be issued or distributed as a result of the conversion.
          (d) No fractional shares of Common Stock will be issued upon conversion of Series A Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series A Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Subparagraph 5(e)(vii)) of the Common Stock on the Trading Day (as defined in Subparagraph 5(e)(vii)) next preceding the day of conversion. If more than one share of Series A Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series A Stock surrendered at that time by that holder.
          (e) The “Conversion Price” per share of Series A Stock will be $14.10, and will be adjusted as follows from time to time if any of the events described below occurs after the date of initial issuance of the Series A Stock.
               (i) If the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be adjusted so that the holder of a share of Series A Stock surrendered for conversion after that event will receive the number of shares of Common Stock of the Corporation which the holder would have received if the share of Series A Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series A Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Subparagraph 5(e)(i) will become effective immediately after the record date in the case of a dividend or distribution, except as provided in Subparagraph 5(e)(x), and will become effective immediately after the effective date in the case of a subdivision or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

               (ii) If the Corporation issues rights or warrants to the holders of its Common Stock as a class entitling them (for a period expiring within 45 days after the record date for issuance of the rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Conversion Price at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced so that it will be the amount determined by multiplying the Conversion Price in effect immediately before the record date for the issuance of the rights or warrants by a fraction of which the numerator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of shares of Common Stock which the aggregate exercise price of all the rights or warrants would purchase at the Conversion Price at that record date, and of which the denominator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of additional shares of Common Stock issuable on exercise of all the rights or warrants. The adjustment provided for in this Subparagraph 5(e)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately, except as provided in Subparagraph 5(e)(x), after each record date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Corporation for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversions which take place before the readjustment.

               (iii) If the Corporation distributes to the holders of its Common Stock as a class any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions of cash paid from retained earnings of the Corporation) or rights or warrants (other than those referred to in Subparagraph 5(e)(ii)) to subscribe for or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the capital stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that record date. Each adjustment will, except as provided in Subparagraph 5(e)(x), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversions which take place before the readjustment.
               (iv) If the Corporation issues or sells any equity or debt securities which are convertible into or exchangeable for shares of Common Stock (“Convertible Securities”) or any rights, options (other than stock options issued to employees or directors of the Corporation or its subsidiaries under a plan approved by the Corporation’s stockholders) or warrants to purchase Common Stock at a conversion, exchange or exercise price per share which is less than the Conversion Price, unless the provisions of Subparagraph 5(e)(ii) or (iii) are applicable, the Corporation will be deemed to have issued or sold, on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they first may be converted, exchanged or exercised, the maximum number of shares of Common Stock into or for which the Convertible Securities may be converted or exchanged or which are issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they may first be converted, exchanged or exercised, and no further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Subparagraph applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise of them, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion, exchange or exercise which takes place before the readjustment. For the purposes of this Subparagraph 5(e)(iv), (I) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Corporation for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Corporation upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive) and (II) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price. For the avoidance of doubt, and notwithstanding anything to the contrary herein, notes or loans in an aggregate principal amount for all such notes or loans not to exceed $25 million that provide for payment of cash interest or cash fees by reference to the price of Common Stock of the Corporation, but which do not provide for conversion or exchange into Common Stock of the Corporation shall not be treated as Convertible Securities, rights, options or warrants hereunder.
               (v) If the Corporation issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which Subparagraph 5(e)(ii), (iii) or (iv) applies) for a consideration per share less than the Conversion Price on the date of the issuance or sale (or on exercise of options or warrants, for less than the Conversion Price on the day the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be adjusted so it will equal the amount determined by multiplying that Conversion Price by a fraction of which the numerator is the number of shares of Common Stock outstanding immediately prior to the issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Corporation as a result of the issuance or sale could have purchased at the Conversion Price in effect on the date of the issuance or sale, and of which the denominator is the number of shares of Common Stock outstanding immediately prior to the issuance or sale plus the number of additional shares of Common Stock issued or sold.
               (vi) If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of Series A Stock, each holder of the Series A Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series A

Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events.
               (vii) For the purpose of any computation under this Subparagraph 5(e), or under Section 8, the “Current Market Price” of the Common Stock on a date will be the average of the last reported sale prices per share of the Common Stock on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on a day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board. As used with regard to the Series A Stock, the term “Trading Day” means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

               (viii) No notice of an adjustment in the Conversion Price will be required under Subparagraph 5(e)(ix) unless the adjustment would require a change of at least 1% in the Conversion Price. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.
               (ix) Subject to Subparagraph 5(e)(viii), above, whenever the Conversion Price is adjusted, the Corporation will promptly send each holder of record of Series A Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.
               (x) In any case in which this Subparagraph 5(e) provides that an adjustment will become effective immediately after a record date for an event, the Corporation may defer until the occurrence of the event (A) issuing to the holder of any share of Series A Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon the conversion by reason of the adjustment and (B) paying to the holder any cash in lieu of any fractional share pursuant to Subparagraph 5(c).
          (f) If:
               (i) the Corporation declares a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or
               (ii) the Corporation authorizes the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or
               (iii) the Corporation issues, or changes the conversion, exchange or exercise price of, any Convertible Securities, rights, options (other than stock options issued to employees or directors of the Corporation or its subsidiaries under a plan approved by the Corporation’s stockholders) or warrants; or
               (iv) the Corporation sells any Common Stock for less than the Conversion Price on the date of the sale; or
               (v) there is any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation; or
               (vi) there is a voluntary or an involuntary dissolution, liquidation or winding up of the Corporation;
then the Corporation will mail to the holders of record of the Series A Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (B) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (C) the date on which the Corporation anticipates selling Common Stock for less than the Conversion Price on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Stock upon exercise of options or warrants which have been described in a notice to the holders of record of the Series A Stock given at least 15 days before the options or warrants are exercised), or (D) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.
               (vii) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Stock. For the purposes of this Subparagraph 5(f), the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series A Stock will be computed as if at the time of the computation all the outstanding shares were held by a single holder.
               (viii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.
               (ix) The Corporation will take all commercially reasonable actions necessary to list the shares of Common Stock required to be delivered upon conversion of the Series A Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery.
               (x) Prior to the delivery of any securities which the Corporation will be obligated to deliver upon conversion of the Series A Stock, the Corporation will endeavor, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations requiring the registration of those securities with, or any approval of or consent to the delivery of those securities by, any governmental authority.
          (g) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Stock; provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.
          (h) Notwithstanding anything to the contrary herein, conversion of Series A Stock shall at all times be subject to the Corporation’s Charter and Bylaws, including without limitation all provisions relating to the Common Stock Ownership Limit (as defined in the Charter), the Capital Stock Ownership Limit (as defined in the Charter) and requirements that the Corporation’s ability to qualify as a REIT not be impaired. The Corporation and counsel acting for the Corporation and/or the Board may require reasonable information disclosure and supporting documentation and certificates from holders who desire to convert Series A Stock to Common Stock or to effect transfers of Series A Stock.
          Section 6. Covenants.
          (a) The Corporation shall ensure that, as of March 31, 2008 (upon public release of the unaudited interim financial statements for such date) and each anniversary thereafter (each such date, a “Measurement Date”), the Fixed Charge Coverage Ratio of the Corporation measured on a trailing twelve month basis shall be no less than 1.20 to 1.00 and the Capitalization Ratio shall not exceed 0.75 to 1.00. For the purposes of this Subparagraph, the following terms have the meanings indicated:

     “Capitalization Ratio” means, as of any Measurement Date, the ratio that results from the following calculation: (a) Consolidated Debt divided by (b) the Consolidated Assets.
     “Capital Lease” means any lease of property by a person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that person.
     “Consolidated Assets” means all of the Corporation’s assets including all of the undepreciated real estate assets of the Corporation and its subsidiaries, plus the net value of its investments (net of pro rata debt) in real estate partnerships and/or joint ventures; provided, that the Corporation at its option, may cause Consolidated Assets to be calculated using appraised values of all of its real property assets obtained from a nationally-recognized M.A.I. real estate appraiser.
     “Consolidated Debt” means, as of any Measurement Date, for the Corporation and its subsidiaries on a consolidated basis but without duplication, the outstanding principal amount of all obligations, whether current or long-term, classified as indebtedness in calculating “total liabilities” reflected in the relevant financial statements
     “Consolidated EBITDA” means for any period the consolidated GAAP net income of the Corporation and its subsidiaries, plus net income from real estate partnerships and/or joint ventures plus, to the extent deducted in the determination of consolidated net income for that period (including applicable pro rata portions with respect to real estate partnerships and joint ventures), interest expenses, federal, state, local, and foreign income taxes, depreciation, amortization and any non-recurring non-cash charges.
     “Consolidated Fixed Charges” shall mean, for any twelve month period ending as of a Measurement Date, the sum (without duplication) of the following amounts for the Corporation and its subsidiaries on a consolidated basis: (i) mandatory principal payments scheduled to be made (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), (ii) GAAP interest expense, (iii) all payments scheduled to be made in respect of Capital Leases and (iv) paid or accrued preferred stock dividends; provided that, to the extent that they would otherwise be included in the calculation of the foregoing clauses (i) through (iv), such calculation shall exclude amounts (A) in respect of the Tallahassee and Northgate Amortization, (B) incurred in connection with any charges, write-offs or premiums resulting from the early retirement of debt relating to liability management activities, and (C) related to deferred financing charges.
     “Fixed Charge Coverage Ratio” means the ratio of EBITDA to Consolidated Fixed Charges for a twelve month period ending as of a Measurement Date. In the event that the Corporation or a consolidated subsidiary of the Corporation incurs, assumes, redeems, retires or extinguishes any indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the Measurement Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, redemption, retirement or extinguishment of indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable twelve month period.
     “Tallahassee and Northgate Amortization” means the amortization payments in connection with the existing mortgage loans for Tallahassee Mall and Northgate Mall.
          (b) For the purposes of this Subparagraph, “Major Asset Disposition” shall mean the sale or other disposal of 50% or more of the Corporation’s net assets (i.e. undepreciated assets net of debt related to such assets that, when disposed of, represent 50% or more of the Corporation’s total undepreciated assets net of Consolidated Debt) in a single transaction or a series of related transactions, as set forth in the most recent publicly reported financial statements of the Corporation at the time of consummation of such Major Asset Disposition. In the event that the Corporation engages in a Major Asset Disposition on and after the time that Convertibility Approval has been obtained, the holders of Series A Stock shall have the right to convert all of the Series A Stock to Common Stock in accordance with Section 5, but whether or not prior to June 30, 2009. The Corporation shall not consummate a Major Asset Disposition prior to the time that Convertibility Approval has been obtained, except with the affirmative vote at a meeting or the written consent of the holders of more than 66-2/3% of the outstanding shares of Series A Stock. Notwithstanding anything herein to the contrary, the provisions of this Subparagraph shall not prevent the Corporation from engaging in a consolidation, merger or transfer or sale of all or substantially all assets of the Corporation, including as contemplated by Section 4 and Section 8(b) hereof.
          Section 7. Status.
               Upon any conversion, exchange or redemption of shares of Series A Stock, the shares of Series A Stock which are converted, exchanged or redeemed will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the Corporation will have authority to issue will not be decreased by the conversion, exchange or redemption of shares of Series A Stock, but the number of shares of Series A Stock which the Corporation will have authority to issue will be reduced so that the shares of Series A Stock which were converted, exchanged or redeemed may not be re-issued.

          Section 8. Redemption at the Option of the Corporation.
          (a) Following any rejection by the Corporation’s common stockholders of Convertibility Approval, the Corporation shall have the right to redeem shares of the Series A Stock at a price equal to 103.5% of their Liquidation Preference, plus accrued and unpaid dividends to the date of redemption. This special redemption right shall terminate following receipt of Convertibility Approval.
          (b) The Corporation will have the right (i) before August 1, 2009, at any time within 45 days following a consolidation or merger of the Corporation with another entity (other than the Corporation merging with an affiliate of the Corporation for the sole purpose and with the sole effect of reincorporating the Corporation in another jurisdiction within the United States), or a sale or transfer of all or substantially all of the Corporation’s assets for cash or securities, and (ii) any time on or after August 1, 2009, to redeem any or all of the shares of Series A Stock owned of record by any holder, at a redemption price per share (the “Redemption Price”) equal to the Liquidation Preference plus any accumulated unpaid dividends, and all accrued but not yet due dividends, with regard to the shares which are being redeemed (the “Redeemed Shares”).
          (c) In order to exercise its right to redeem shares of Series A Stock, the Corporation will mail a notice of the redemption (a “redemption notice”) to each holder of Redeemed Shares at least thirty days before the day when the Redeemed Shares will be redeemed (the “Redemption Date”). The redemption notice must state (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of Redeemed Shares being redeemed from the holder, (iv) the place where certificates representing Redeemed Shares are to be surrendered for payment of the Redemption Price and (iv) that no dividends will be paid after the Redemption Date with regard to the Redeemed Shares.
          (d) After the Redemption Date, (i) the Corporation will not pay any dividends or make any other distributions with regard to the Redeemed Shares and (ii) the holders of the Redeemed Shares will not be stockholders as a result of ownership of the Redeemed Shares, will have no interest in or claims against Corporation by virtue of the Redeemed Shares, and will have no voting or other rights with respect to the Redeemed Shares, except the right to receive cash as a result of the redemption and (iii) unless the Corporation subsequently defaults in paying that cash, from and after the close of business on the Redemption Date, the Redeemed Shares will no longer be outstanding.
          (e) At any time on or after a Redemption Date, a holder of Redeemed Shares which are being redeemed on that Redemption Date may surrender the certificates representing those Redeemed Shares to the Corporation at its principal place of business or as otherwise specified in the notice of redemption, and upon doing so, will be entitled to receive from the Corporation the Redemption Price with regard to the Redeemed Shares represented by the certificates.
          (f) If a Redemption Date occurs between the record date for a dividend or other distribution with regard to the Redeemed Shares and the day on which that dividend is paid or other distribution is made, the dividend will be paid or the distribution will be made to the holders of record of the Redeemed Shares on the record date notwithstanding the redemption of the Redeemed Shares after the record date but before the dividend payment or distribution date, and the payment of the dividend or making of the other distribution will be given effect in determining the accumulated unpaid dividends and the accrued dividends to be included in the Redemption Price.
          (g) Upon giving an unconditional notice of redemption, the Corporation will become contractually obligated to pay the Redemption Price to holders of the Redeemed Shares when and as provided in Subparagraph (d), except that if the Corporation fails to pay the Series A Redemption Price as provided in Subparagraph (d), the persons who held two-thirds of the Redeemed Shares as to which the Redemption Price has not been paid may, by a notice to the Corporation, declare the redemption to be void as to the Redeemed Shares, in which case, (i) the Redeemed Shares will be reinstated as shares of Series A Stock, (ii) the holders of the Redeemed Shares will be entitled to all the dividends and other distributions with regard to the Redeemed Shares to which they would have been entitled if the

Corporation had not issued the notice of redemption, and (iii) the Corporation will be relieved of any obligation to pay the Redemption Price with regard to the Redeemed Shares.
          Section 9. Ranking.
          The shares of Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Corporation, unless otherwise provided in the Corporation’s Charter (as amended or supplemented from time to time, including by Articles Supplementary) relating to a subsequently issued class or series of preferred stock of the Corporation, rank (i) on a parity with any other class or series of preferred stock issued by the Corporation and (ii) prior to the Common Stock.
          Section 10. Miscellaneous.
          (a) Except as otherwise expressly provided herein, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation’s Charter and Bylaws and applicable law, as in effect from time to time.
          (b) The holders of the Series A Stock will not have any preemptive right to subscribe for or purchase any shares or any other securities which may be issued by the Corporation, nor will the holders of the Series A Stock have any appraisal rights.
          (c) Except as may otherwise be required by law, shares of Series A Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in the Charter.

          (d) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.
          (e) The preferences, special rights or powers of the Series A Stock may be waived, and any of the provisions of the Series A Stock may be amended, if declared advisable by the Board of Directors and approved by the affirmative vote at a meeting or the written consent of holders of record of at least 66-2/3% of the outstanding shares of Series A Stock.
          THIRD: The shares of Series A Stock have been classified and designated by the Board under the authority contained in the Charter.
          FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
          FIFTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary, on April 10, 2007.

ATTEST	FELDMAN MALL PROPERTIES, INC.

/s/ Thomas Wirth	By:	/s/ Lawrence Feldman
Name: Thomas Wirth		Name:	Lawrence Feldman
Title: Secretary		Title:	Chairman and Chief Executive Officer